News Release		EXHIBIT 99
Exxon Mobil Corporation
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Irving, TX 75039-2298
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CONTACT:	ExxonMobil Media Relations
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FOR IMMEDIATE RELEASE
Wednesday, February 22, 2017

ExxonMobil Announces 2016 Reserves

IRVING, Texas – Exxon Mobil Corporation announced today proved reserves were 20 billion oil-equivalent barrels at year-end 2016, inclusive of a net reduction of 3.3 billion oil-equivalent barrels from 2015. Reserves changes in 2016 reflect new developments as well as revisions and extensions to existing fields resulting from drilling, studies, analysis of reservoir performance and application of the methodology prescribed by the U.S. Securities and Exchange Commission.

As a result of very low prices during 2016, certain quantities of liquids and natural gas no longer qualified as proved reserves under SEC guidelines.

These amounts included the entire 3.5 billion barrels of bitumen at Kearl in Alberta, Canada. Another 800 million oil-equivalent barrels in North America did not qualify as proved reserves, mainly due to the acceleration of the projected economic end-of-field life. These revisions are not expected to affect the operation of the underlying projects or to alter the company’s outlook for future production volumes. The reductions were partially offset by reserves additions of oil and natural gas totaling approximately 1 billion barrels of oil equivalent in the U.S., Kazakhstan, Papua New Guinea, Indonesia and Norway, which replaced 65 percent of production and were the result of acquisitions, improved asset performance and a decision to fund an expansion of the Tengiz project in Kazakhstan.

Consistent with SEC requirements, ExxonMobil reports reserves based on the average of the applicable market price prevailing on the first day of each calendar month during the year. Prices to date in 2017 have been higher than the average first-of-month prices in 2016. Among the factors that would result in these amounts being recognized again as proved reserves at some point in the future are a recovery in average price levels, a further decline in costs, and / or operating efficiencies.

The annual reporting of proved reserves is the product of the corporation’s long-standing, rigorous process that ensures consistency and management accountability in all reserves bookings. Over the past 10 years, ExxonMobil has added proved oil and gas reserves totaling approximately 13 billion oil-equivalent barrels, including the impact of asset sales, replacing 82 percent of produced volumes. ExxonMobil’s reserves life at current production rates is 13 years. Liquids account for 53 percent of proved reserves.

Resource Base

During 2016, ExxonMobil added nearly 2.5 billion oil-equivalent barrels to its resource base through by-the-bit exploration discoveries, undeveloped resource additions and strategic acquisitions. The resource base includes proved reserves, plus other discovered resources that are expected to be ultimately recovered.

ExxonMobil’s by-the-bit exploration success in 2016 included significant oil discoveries in Nigeria and Guyana. Strategic unconventional resource additions were made in the Appalachian Basin in Pennsylvania, the Permian Basin in West Texas and Neuquén Province in Argentina.

Overall, the corporation’s resource base totaled more than 91 billion oil-equivalent barrels at year-end 2016, taking into account field revisions, production and asset sales.

CAUTIONARY NOTE: Proved reserve figures in this release are based on current SEC definitions. Reserves also include oil sands and equity company reserves for all periods, which were excluded from SEC reserves prior to 2009.

The terms “resources” and “resource base” include quantities of discovered oil and gas that are not yet classified as proved reserves but that are expected to be ultimately recovered in the future. The term “resource base” is not intended to correspond to SEC definitions such as “probable” or “possible” reserves.

The term “project” as used in this release does not necessarily have the same meaning as in any government payment transparency reports.

About ExxonMobil

ExxonMobil, the largest publicly traded international oil and gas company, uses technology and innovation to help meet the world’s growing energy needs. ExxonMobil holds an industry-leading inventory of resources and is one of the largest integrated refiners, marketer of petroleum products and chemical manufacturers in the world. Follow ExxonMobil on Twitter at www.twitter.com/exxonmobil.